Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-193619) pertaining to the 2014 Long-Term Incentive Plan of Rice Energy Inc. of our report dated March 21, 2014, with respect to the consolidated financial statements of Rice Drilling B LLC, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.
/s/ ERNST & YOUNG LLP
Pittsburgh, Pennsylvania
March 21, 2014